Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Third Quarter 2010 Results
-Adjusted Diluted EPS is $0.46 -
-Sales and Adjusted EPS 9% Higher Excluding Currency -
-Revises 2010 EPS Expectations, Provides 2011 Revenue Outlook -
-Conference Call Scheduled for 9 a.m. Today -

Lionville, PA November 2, 2010 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2010.  Summary comparative results were as follows:

	Three Months Ended September 30
($ millions, except per-share data )	2010	2009

Net Sales	$271.4	$258.9
Gross Profit	74.7	71.7
Reported Operating Profit	25.3	25.9
Adjusted Operating Profit (1)	23.7	22.0
Reported Diluted EPS	$0.51	$0.50
Adjusted Diluted EPS(1)	$0.46	$0.45

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Sales increased 4.8% in the third quarter compared to the 2009 quarter, overcoming the adverse comparative effects of both $10.0 million of foreign currency translation and $9.7 million of non-recurring H1N1 flu vaccine-related sales during the 2009 period. Excluding currency translation, sales increased by $22.5 million, or 8.7%, compared to the third quarter of 2009.  Both of the Company’s business segments generated sales growth compared to the prior year, with increased sales of proprietary products contributing to growth in each segment.

Gross profit grew by $3.0 million, to $74.7 million from the third quarter of 2009, despite the $2.4 million adverse impact of foreign currency translation. Gross profit margin declined 0.2 percentage points, to 27.5% in the current quarter, as increased sales of higher margin products partially mitigated the effects of relatively higher operating costs.

A decline in SG&A costs as a percentage of sales was attributed primarily to decreases in U.S. pension and stock-based compensation costs, which more than offset the adverse effects of the lower consolidated gross margin and increased R&D spending in Pharmaceutical Delivery Systems.  As a result, Adjusted Operating Profit was $1.7 million, or 7.7%, higher than in the prior-year period and was 8.7% of sales, a 0.2 percentage point improvement from the 2009 quarter.

Executive Commentary

“The third quarter is generally our most challenging, and I am very pleased to report results that are ahead of last year’s atypically strong third quarter results,” said Donald E. Morel Jr., PhD, the Company’s Chairman and Chief Executive Officer. “These results reflect the fundamental strength and stability of our business, and the value and staying power of product innovations that West and its partners have brought to market. Our Westar® RS and FluroTec® products have been  engines of growth for several years and are continuing to gain sales and market share. We firmly believe that our newer products, including packaging component technologies like Westar® RU and Envision™, as well as Daikyo Crystal Zenith® containers and prefillable syringes, embody the same combination of customer-focused innovation and product quality that will generate similarly sustainable and profitable growth for many years.”

“For the remainder of 2010, we expect to close much of the sales gap created by the non-recurrence of last year’s H1N1 sales and the adverse effects of the stronger dollar are diminishing. We now anticipate full-year 2010 adjusted earnings per share to be between $2.13 and $2.20.”

“Looking ahead to 2011 and excluding currency effects, we expect sales growth in the range of 3% to 5%, based primarily on anticipated growth in the underlying pharmaceutical markets we serve, including more rapid growth in the world’s developing markets, particularly in Asia.  We expect revenue to grow somewhat faster than unit growth in those underlying markets as a result of growing sales of our higher-value pharmaceutical packaging components and proprietary delivery systems. We also expect to increase our related R&D efforts in order to accelerate our revenue growth beyond 2011.”

Pharmaceutical Packaging Systems

Third-quarter Pharmaceutical Packaging Systems sales of $191.5 million were slightly higher than the $189.9 million reported in third quarter of 2009, achieving that increase despite the adverse comparative effects of both $9.7 million of non-recurring H1N1 vaccine-related sales recorded in the 2009 period, and $8.0 million of unfavorable foreign currency translation.  Excluding currency effects, sales grew 5.1% over the prior-year period.  Sustained growth in the Company’s advanced pharmaceutical packaging product lines overcame the H1N1-related sales decline, and included increases in sales of Westar-processed and FluroTec-coated products, as well as Envision-inspected products that were introduced in 2009.

Sales grew in all geographic regions compared to the 2009 period excluding currency effects. European sales were 6.0% higher excluding currency effects, while North American sales were approximately 5.0% higher. The combined sales in the Company’s smaller Asian and South American businesses continue to generate faster growth, increasing by approximately 25% (18% excluding currency).

Gross profit was $58.5 million in the quarter, down from $59.2 million in the prior-year period.  Growth in sales, including modest price increases over the prior year, were outpaced by $2.0 million of adverse foreign currency translation effects and increased production costs, including raw materials. As a result, gross margin declined by 0.7 percentage points, to 30.5% in the quarter.

R&D costs of $2.3 million were slightly lower than in the prior-year period, primarily as a result of currency translation.  SG&A costs of $26.6 million were $0.9 million higher than in the prior-year quarter, net of $0.8 million of currency translation, primarily for employee compensation that included approximately $0.5 million of severance costs.  As a result, operating profit of $29.4 million was $1.5 million lower than in the third quarter of 2009, with $1.1 million of the decline attributed to currency translation, and the segment’s operating margin was 15.4%, or 0.9 percentage points lower.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $81.0 million in the quarter, a $10.8 million, or 15.4%, increase over the third quarter of 2009, net of $2.0 million, or 2.8 percentage points, of unfavorable currency translation.  Approximately $0.7 million of the increase was attributed to a business acquired in 2010.  $6.7 million of the sales increase was due to growth in contract manufacturing for customers in the healthcare and personal care product markets, including related development services and the pass-through of higher resin costs.  Proprietary product sales contributed $3.6 million of the increase. Approximately 80% of segment revenues are from contract manufacturing, while 20% are from proprietary products, substantially unchanged from the immediately preceding quarter.  Proprietary products include drug reconstitution aids, Eris™ safety syringes, and Daikyo Crystal Zenith packaging and prefillable syringes.

Gross profit grew by more than 30% to $16.2 million and gross profit margin improved by 2.3 percentage points to 20.0% from the third quarter of 2009. Foreign currency translation reduced gross profit by $0.4 million.  The increases in gross profit and margin were driven by increased volumes of both contract manufactured and proprietary products and increased development service revenues.

Research and development costs grew $0.9 million on increased development activity relating to proprietary products.  SG&A costs were also $0.9 million higher than in the third quarter of 2009 on higher sales commissions associated with volume increases and new product support and increased organizational costs associated with the January 2010 business segment realignment.  Operating profit was $3.6 million, a $2.0 million increase over the prior-year period.

Corporate and Other

U.S. pension expense decreased by $1.3 million, to $3.0 million, in the third quarter compared to the same period last year and is primarily the effect of increased pension-plan asset balances, net of increased present values of pension obligations, at the prior year end.  This is consistent with earlier 2010 quarters and included an additional benefit in the quarter to reconcile with the final actuarial measurements for this year.

Stock-based compensation expense decreased $1.4 million compared to the prior-year quarter, primarily the result of changes in the Company’s share price, which declined during the current quarter and which had risen during the same period last year. Other unallocated corporate, general and administrative costs were $1.5 million higher in the quarter due to increased performance-based compensation costs for 2010 and higher external consulting service costs.

Net interest expense of $4.1 million was $0.6 million higher in the 2010 quarter primarily as a result of lower capitalization of interest. Excluding items described in “Restructuring and Other Items”, the quarterly effective tax rate was 25.0% in the current period, compared to 22.3% in the prior-year period.  The expected annual effective tax rate for 2010 now stands at 24.2%, compared to 23.4% for 2009, in both cases excluding the effects of discrete items. The year-over-year increase in the expected annual effective tax rate is due primarily to the December 2009 expiration of the U.S. tax credit for certain research activities.

Net income includes $1.1 million of equity in earnings of affiliated companies in which the Company owns a minority interest, a $0.3 million increase over the prior year that was primarily the result of improved operating results in Daikyo Seiko, Ltd., the Company’s 25% owned affiliate based in Japan.

Restructuring and Other Items

In the fourth quarter of 2009, West announced a restructuring plan for certain U.S. businesses.  During the third quarter of 2010, $0.2 million of related restructuring costs were incurred, and a total of $1.2 million of related charges have been incurred in the nine months ended September 30, 2010. The Company expects to conclude the restructuring during 2010.

During the current quarter, the Company recorded a $1.8 million pre-tax benefit associated with its reassessment of contingent consideration obligations associated with the July 2009 acquisition of certain business assets and intellectual property, including the Eris safety syringe. The benefit reflects a reduction in the fair value of the contingent obligation as of September 30, 2010.

During the current quarter, the Company recorded a net tax benefit of $0.5 million associated with several discrete tax items, primarily the resolution of tax contingencies relating to other periods.  During the third quarter of 2009, the Company recorded a $3.9 million pre-tax ($1.7 million after-tax) benefit associated with a tax amnesty program in Brazil, and an additional $0.4 million in other discrete tax benefits.

Financial Guidance

The Company provided its initial estimates of revenue growth for calendar year 2011 and updated certain financial guidance for calendar year 2010.

The Company’s updated revenue and earnings expectations for calendar year 2010 are summarized as follows:

($ millions, except Adjusted Diluted EPS(2))	Revenue	Gross Profit %
Pharmaceutical Packaging Systems Segment	$780 - $790	33.3%
Pharmaceutical Delivery Systems Segment	$315 - $320	19.0%
Consolidated	$1,095 - $1,110	29.2%

Adjusted Diluted EPS(2)	$2.13 - $2.20

Changes to its prior guidance include an approximately $0.03 per diluted share improvement as a result of a reduction in the Company’s estimate of the adverse effects of foreign exchange on full-year operating results. The balance of the changes reflect the Company’s third-quarter performance and outlook for its businesses in the fourth quarter, including among other things the expected development of sales and product mix in the fourth quarter of 2010.

The Company continues to expect that comparisons of results for the fourth quarter of 2010 to the corresponding 2009 period will be less favorable than in the first nine months of 2010. Atypical seasonality in the Company’s sales during 2009 resulted in unusually strong results in the second half of that year compared to prior years. That effect was associated with a general improvement in the business environment, but was more pronounced as a result of the benefits of substantial non-recurring 2009 sales associated with the H1N1 pandemic preparedness effort, which contributed approximately $0.09 per diluted share in the fourth quarter of 2009, and of a relatively weak U.S. dollar.  At assumed exchange rates(2), currency will have an adverse impact of approximately $0.03 per share in the fourth quarter of 2010 compared to the 2009 period.

The Company now expects that full-year 2010 capital spending will be between $80 million and $90 million.

The Company expects consolidated 2011 sales revenue to grow 3% to 5% from the expected 2010 revenue at constant exchange rates. The Company will provide further 2011 guidance when it announces results for the fourth quarter and full year 2010, in February 2011.

The items described in “Supplemental Information and Notes to Non-GAAP Financial Measures”, which are excluded from the calculation of Adjusted Diluted EPS, and similar items that may be incurred during the remainder of the year, are also excluded from the guidance for Adjusted Diluted EPS for the year 2010.

(2)
See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.40 for the remainder of 2010.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call, please dial (800) 573-4842 (U.S.) or (617) 224-4327 (International). The passcode is 63437115.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, November 9, 2010, and can also be accessed by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International) and entering passcode 70797281.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
Net sales	$271.4	100%	$258.9	100%	$827.9	100%	$762.3	100%
Cost of goods and services sold	196.7	72	187.2	72	587.8	71	542.6	71
Gross profit	74.7	28	71.7	28	240.1	29	219.7	29
Research and development	5.9	2	5.1	2	17.0	2	14.1	2
Selling, general and administrative expenses	44.9	17	44.3	17	137.2	17	132.3	17
Restructuring and other items	(1.6)	-	(3.9)	-1	(0.6)	-	(2.8)	-
Other expense, net	0.2	-	0.3	-	1.7	-	0.3	-
Operating profit	25.3	9	25.9	10	84.8	10	75.8	10
Interest expense, net	4.1	1	3.5	1	11.8	1	10.5	1
Income before income taxes	21.2	8	22.4	9	73.0	9	65.3	9
Income tax expense	4.5	2	6.0	2	17.3	2	14.6	2
Equity in net income of affiliated companies	1.1	-	0.8	-	3.6	-	1.6	-
Net Income	$17.8	6%	$17.2	7%	$59.3	7%	$52.3	7%

Net income per share:
Basic	$0.53		$0.52		$1.78		$1.60
Assuming Dilution	$0.51		$0.50		$1.70		$1.53

Average common shares outstanding	33.4		32.9		33.3		32.8
Average shares assuming dilution	36.7		36.4		36.7		36.3

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales:	2010	2009	2010	2009
Pharmaceutical Packaging Systems	$191.5	$189.9	$591.3	$556.4
Pharmaceutical Delivery Systems	81.0	70.2	239.9	209.8
Eliminations	(1.1)	(1.2)	(3.3)	(3.9)
Consolidated Total	$271.4	$258.9	$827.9	$762.3

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$29.4	$30.9	$106.8	$95.2
Pharmaceutical Delivery Systems	3.6	1.6	8.5	9.7
U.S. pension expense	(3.0)	(4.3)	(10.2)	(12.5)
Stock-based compensation expense	(0.9)	(2.3)	(4.1)	(6.1)
General corporate costs	(5.4)	(3.9)	(16.8)	(13.3)
Adjusted Operating Profit	23.7	22.0	84.2	73.0
Restructuring and other items	1.6	3.9	0.6	2.8
Reported Operating Profit	$25.3	$25.9	$84.8	$75.8

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2010
(in millions, except per share data)

	As Reported September 30, 2010	Restructuring and related charges	Acquisition- related contingencies	Discrete tax items	Non-GAAP September 30, 2010
Operating profit	$25.3	$0.2	$(1.8)	$-	$23.7
Interest expense, net	4.1	-	-	-	4.1
Income before income taxes	21.2	0.2	(1.8)	-	19.6
Income tax expense	4.5	0.1	(0.2)	0.5	4.9
Equity in net income of affiliated companies	1.1	-	-	-	1.1
Net income	$17.8	$0.1	$(1.6)	$(0.5)	$15.8

Net income per diluted share	$0.51	$-	$(0.04)	$(0.01)	$0.46

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2009
(in millions, except per share data)

	As Reported September 30, 2009	Brazil tax amnesty	Discrete tax items	Non-GAAP September 30, 2009
Operating profit	$25.9	$(3.9)	$-	$22.0
Interest expense, net	3.5	-	-	3.5
Income before income taxes	22.4	(3.9)	-	18.5
Income tax expense	6.0	(2.2)	0.4	4.2
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	$17.2	$(1.7)	$(0.4)	$15.1

Net income per diluted share	$0.50	$(0.04)	$(0.01)	$0.45

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2010
(in millions, except per share data)

	As Reported September 30, 2010	Restructuring and related charges	Acquisition- related contingencies	Non-GAAP September 30, 2010
Operating profit	$84.8	$1.2	$(1.8)	$84.2
Interest expense, net	11.8	-	-	11.8
Income before income taxes	73.0	1.2	(1.8)	72.4
Income tax expense	17.3	0.4	(0.2)	17.5
Equity in net income of affiliated companies	3.6	-	-	3.6
Net income	$59.3	$0.8	$(1.6)	$58.5

Net income per diluted share	$1.70	$0.02	$(0.04)	$1.68

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2009
(in millions, except per share data)
	As Reported September 30, 2009	Restructuring and related charges	Brazil tax amnesty	Discrete tax items	Non-GAAP September 30, 2009
Operating profit	$75.8	$1.1	$(3.9)	$-	$73.0
Interest expense, net	10.5	-	-	-	10.5
Income before income taxes	65.3	1.1	(3.9)	-	62.5
Income tax expense	14.6	0.4	(2.2)	2.1	14.9
Equity in net income of affiliated companies	1.6	-	-	-	1.6
Net income	$52.3	$0.7	$(1.7)	$(2.1)	$49.2

Net income per diluted share	$1.53	$0.02	$(0.04)	$(0.06)	$1.45

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  These measures are presented because management uses them in evaluating the results of the operations of the Company and to compare operating results to prior periods, and believes that this information provides users of the financial statements a valuable insight into the operating results.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring and related charges:  During 2010, we incurred restructuring and related charges as part of our plan announced in the fourth quarter of 2009 to consolidate certain manufacturing operations and support functions.  Costs associated with this plan for the three and nine months ended September 30, 2010 totaled $0.2 million and $1.2 million, respectively.  The majority of these charges related to fixed-asset relocation and related costs, and a smaller portion resulted from severance and other post-employment benefits.

During the first half of 2009, we incurred restructuring and related charges of $1.1 million as part of our plan to rationalize the plant capacity and workforce of our former Tech Group segment, which is now considered part of Delivery Systems.  The restructuring program was completed during the second quarter of 2009.

Acquisition-related contingencies:  In July 2009, we acquired the Eris™ safety syringe system and other intellectual property and business assets located in France. The purchase price included contingent consideration with an original fair value of $2.6 million which was recorded as a liability at the acquisition date. During the third quarter, we reduced the liability for contingent consideration by $1.8 million to reflect our revised assessment of fair value at September 30, 2010.

Brazil Tax Amnesty:  During September 2009, we enrolled in a tax amnesty program in Brazil which entitled us to a reduction in certain tax-related penalties, interest and other costs in exchange for our irrevocable declaration of all specified tax obligations which were originally identified by us in 2007. The third quarter and year-to-date impact was a pre-tax gain of $3.9 million.

Discrete tax items:  During the third quarter of 2010, we recognized $0.5 million in net discrete tax benefits, which resulted from the expiration of open tax audit periods in certain foreign tax jurisdictions, partially reduced by prior-year provision to tax return adjustments and other discrete items.

During the three and nine months ended September 30, 2009, we recognized discrete tax benefits of $0.4 million and $2.1 million, respectively, the majority of which resulted from the completion of a tax audit and the expiration of certain statutory tax audit periods.

(2)	Reconciliation of 2010 Adjusted Guidance to 2010 Reported Guidance is as follows:

Full Year 2010 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.13 to $2.20
Restructuring, net of tax	(0.03)
Acquisition-related contingencies	0.04
Reported guidance	$2.14 to $2.21

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.40 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2010	2009
Depreciation and amortization	$53.7	$49.8
Operating cash flow	$91.1	$85.1
Capital expenditures	$(49.8)	$(76.4)

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of September 30, 2010	As of December 31, 2009
Cash and Cash Equivalents	$97.1	$83.1
Debt	$370.7	$379.6
Equity	$632.1	$579.1
Net Debt to Total Invested Capital †	30.2%	33.9%
Working Capital	$283.0	$226.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  Unless required by applicable securities law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that may affect the accuracy of those forward-looking statements and actual future results include, but are not limited to, the following:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•	the timing, regulatory approval and commercial success of customer products that incorporate our products;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on, customer demand, product pricing and profitability; and

other risks and uncertainties that are detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.